Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
          THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”), is made and entered into by and between DATATRAK International, Inc. (“Company”) and Terry C. Black (“Employee”) on the dates written below.
WITNESSETH:
          WHEREAS, pursuant to an Employment Agreement between the Company and Employee dated February 5, 2001 (the “Employment Agreement”), Employee has been employed by the Company, most recently as its Chief Operating Officer and Assistant Secretary; and
          WHEREAS, by action of the Company’s Board of Directors effective as of May 15, 2008 and communicated to Employee on or about May 10, 2008, the Company has eliminated the position of Chief Operating Officer, and as a result of that decision, Employee will be separated from the employment of the Company effective June 20, 2008; and
          WHEREAS, the Company and Employee wish to resolve all matters and issues between them arising from or relating to Employee’s employment by the Company and Employee’s separation from employment by the Company, and to provide for Employee’s performance of transition consulting services.
          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Employee and the Company hereby agree as follows:
ARTICLE I
CONSIDERATION
          Section 1.1. Separation from Employment & Salary Continuation. Employee will be separated from the employment of the Company effective June 20, 2008 (the “Date of Separation”). The parties acknowledge and agree that Employee’s separation will be treated as a Termination Other Than For Cause, Death, of Disability under the provisions of Section 8.7 of the Employment Agreement. After the Effective Date of this Agreement as set forth in Section 4.8 herein, and beginning on the first regular payday of the Company following the Date of Separation, the Company will continue Employee’s pay for a period of twelve (12) months, thereby extending Employee’s pay through and including June 19, 2009 (the “Salary Continuation Period”). Any and all payments hereunder shall be paid at Employee’s rate immediately preceding Employee’s termination, less applicable payroll taxes and withholdings, payable through the Company’s normal payroll process.
          Section 1.2. Paid Time Off. On the first regular payday of the Company following the Date of Separation, the Company will pay Employee for all earned but unused paid time off, less applicable payroll taxes and withholdings.
          Section 1.3. Benefit Continuation. The Company will provide Employee with the medical benefits he was receiving as of the Date of Separation, on the same basis as such benefits were provided as of the Date of Separation, through and including June 20, 2008. Thereafter, Employee shall be entitled to continuation of coverage under the Company’s health/medical insurance plan pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code §4980(B)(f). During the period July 1, 2008 through June 30, 2009 the Company will pay that portion of the COBRA premium that it pays toward the cost of the medical benefit coverage for active senior executives, with the remainder of the monthly COBRA premium during that period payable by Employee. Any COBRA coverage beyond June 30, 2009 will be at Employee’s sole expense.
          Section 1.4. Consulting Services.
(a) Consulting Period. Beginning on the Date of Separation, Employee shall serve the Company in the capacity of Consultant for a twelve (12) month period through and including June 19, 2009, which period may be extended by mutual agreement of the parties (“the Consulting Period”).
(b) Consulting Services. Throughout the Consulting Period, Employee shall make himself reasonably available to perform in person, by telephone, or by other means of communication as deemed appropriate by the Company and Employee, such advisory and consulting services with respect to matters concerning the business of the Company as may be reasonably requested from time-to-time by the Company’s Chief Executive Officer or other executives as directed by the Chief Executive Officer; provided, however, that such services shall not exceed one hundred (100) hours per calendar quarter. In determining reasonable availability, due consideration shall be given to Employee’s other business, employment and personal commitments.
(c) Consulting Fees and Expenses. The Company will compensate Employee for his consulting services provided under this Section 1.4 at the hourly rate of $120.00 per hour. Within thirty days of the end of each month in which Employee performs services or incurs expenses in his capacity as Consultant, Employee shall submit to the Company an invoice detailing such services and expenses, payable within thirty days following receipt by the Company.
(d) Independent Contractor Status. During the Consulting Period, Employee shall be deemed for all purposes to be an independent contractor and not an “employee,” and shall not participate in any employee benefit program of the Company by reason of the consulting relationship between the parties created by this Agreement. Except as otherwise required by law, the Company shall not withhold any sums from the payments to be made to Employee for Social Security or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions are hereby acknowledged and agreed as solely the responsibility of Employee. The Company will deliver to Employee Internal Revenue Service Form 1099 indicating the payments made to Consultant during the Consulting Period under this Agreement. The parties agree that the advisory and consulting services with respect to matters concerning the business of the Company performed by Employee pursuant to this Section 1.4 during the term of this Agreement and the Consulting Period will be subject to the Indemnification Agreement dated February 29, 1996 between the parties (“Indemnification Agreement”).
(e) Confidentiality. Any Proprietary Information, as defined in section 9.2 of the Employment Agreement, which Employee learns, develops or otherwise obtains during the course of providing the Consulting Services shall be subject to all confidentiality obligations set forth in section 9.2 of the Employment Agreement.
          Section 1.5. Stock Options. Upon the Effective Date of this Agreement, and for the duration of the Consulting Period, Employee shall continue to have the rights to vest and exercise stock options under each of the Stock Option Agreements between the Company and Employee dated on December 9, 1999, June 4, 2002, December 23, 2003, and December 28, 2004 (collectively, the “Stock Option Agreements”). The vesting and exercise of Employee’s stock options, and all other terms and conditions of the options, shall be governed by the Stock Option Agreements.
          Section 1.6. Outplacement Services. During the twelve month period following the Date of Separation, the Company will provide to Employee, at Company expense, outplacement services through a provider of outplacement services to be mutually selected by the Company and Employee, in an amount not to exceed Ten Thousand Dollars ($10,000.00). If Employee commences employment or consulting services during the twelve month period following the Date of Separation, other than the consulting services described in Section 1.4 of this Agreement, the Company’s obligation to provide outplacement services as described in this Section 1.6 shall terminate as of the date the Employee commences such employment or consulting services. To that end, Employee agrees to notify the Company of any employment or consulting services commenced by Employee during the twelve month period following the Date of Separation.
          Section 1.7. Adequacy of Consideration. Employee hereby agrees and acknowledges that the items described in §§ 1.3, 1.4, 1.5, and 2.2 of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his separation from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Employee’s covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement.
ARTICLE II
RELEASE OF CLAIMS
          Section 2.1. Employee’s Release. In consideration of the promises and agreements set forth herein, Employee does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, ERISA, The Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Employee might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Employee’s employment and termination from employment which have occurred prior to and throughout the term of this Agreement, except those matters specifically set forth herein and except for any pension or retirement benefits which may have vested on Employee’s behalf, if any. Notwithstanding the foregoing, nothing herein shall be construed to release any claim or obligation arising under this Agreement, or the obligation of the Company to indemnify or advance expenses pursuant to the Indemnification Agreement, any director and officer or other insurance coverage of the Company, the general corporate laws of any applicable jurisdiction, the Company’s articles of incorporation, by-laws, code of regulations or other charter documents, or any other agreement between the Company and Employee.
          Section 2.2. Release by Company Entities. The Company Entities hereby release and forever discharge Employee, his heirs, executors, successors, and assigns, from any and all claims, demands, actions or causes of action, charges, complaints, damages, liabilities or suits at law or equity, of whatsoever kind or nature, both known or unknown, that the Company Entities have or may have by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any act, omission, or event that has occurred prior to the Effective Date of this Agreement. This Release by Company Entities does not apply to the rights and entitlements of the Company Entities under this Agreement.
          Section 2.3. Older Workers Benefit Protection Act (“OWBPA”). Employee recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Employee will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.

          Section 2.4. Consideration Period. The Company hereby notifies Employee of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Employee acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Employee’s execution of this Agreement is knowing and voluntary. In signing below, Employee expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.
          Notwithstanding the fact that the Company has allowed Employee twenty-one (21) days to consider this Agreement, Employee may elect to execute this Agreement prior to the end of such 21-day period. If Employee elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Employee represents that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated employee executing this Agreement prior to end of such 21-day consideration period.
          Section 2.5. Revocation Period. Both the Company and Employee agree and recognize that, for a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Varnesh Sritharan, DATATRAK International, Inc., 6150 Parkland Boulevard, Suite 100, Cleveland, Ohio 44124, delivered or postmarked within such seven (7) day period. In the event Employee so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.
          Section 2.6. Acknowledgments. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement, that Employee has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Employee to enter into this Agreement, other than as specifically set forth herein and that Employee is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Employee has voluntarily entered into this Agreement of Employee’s own free will.
ARTICLE III
OTHER OBLIGATIONS OF EMPLOYEE
          Section 3.1. Company Property. On or before June 20, 2008, Employee shall return the original and all copies of all property belonging to the Company, including, but not limited to, all confidential and/or proprietary information, keys, business equipment, computer software and/or hardware, PC and accessories, connectors, holster, Orinco card, printer, projector, marketing and sales materials (including all bids and related paperwork), customer lists and contact information, backup tapes, and files, and technical manuals and other information.

          Section 3.2. Non-Disparagement. Employee and the Company each agree that they will not defame, disparage, criticize or otherwise speak of the other party or their products, services, subsidiaries, divisions, parents, affiliates, successors, predecessors, or current or former employees, managers, directors, officers or agents in a negative, derogatory or unflattering manner. Further, Employee and the Company agree that under no circumstances may they disclose or cause to be disclosed to the media any material, negative or detrimental information relating to the other party or their products, services, subsidiaries, divisions, affiliates, parents, successors or current or former officers, directors, employees, managers or agents.
ARTICLE IV
MISCELLANEOUS PROVISIONS
          Section 4.1. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and, with the exceptions of any provision of Section 9 of the Employment Agreement, the provisions of the Stock Option Agreements, and all provisions of the Indemnification Agreement, replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.
          Section 4.2. Warranty/Representation. Employee and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.
          Section 4.3. Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.
          Section 4.4. Resignation as Officer and Director. To the extent applicable, by way of his execution of this Agreement, unless further action on his part is necessary or advisable (in which case Employee hereby agrees to take such action at the Company’s expense), Employee resigns as an officer and/or director of the Company and each of its related/affiliated business entities, including but not limited to DATATRAK Deutschland GmbH, and further resigns as a trustee of their respective benefit plans.
          Section 4.5. No Assignment. This Agreement is personal in nature and shall not be assigned by Employee. All payments and benefits provided Employee herein shall be made to his estate in the event of his death prior to his receipt thereof.
          Section 4.6. Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Employee and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed

     “originals” shall be binding and enforceable as an original document representing the agreements set forth herein.
     Section 4.7. Governing Law. This Agreement shall be governed under the laws of the State of Ohio.
          Section 4.8. Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Employee after the expiration of the twenty-one (21) day consideration period described in Section 2.4 of this Agreement, unless such consideration period is shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Employee described in Section 2.5 of this Agreement.
CAUTION TO EMPLOYEE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.
          IN WITNESS WHEREOF, Employee and the Company agree as set forth above:

DATE OF RECEIPT BY EMPLOYEE	SIGNATURE OF EMPLOYEE
ACKNOWLEDGING DATE OF RECEIPT:

July 7, 2008	/s/Terry C. Black

RECEIPT WITNESSED BY:

/s/ Varnesh Sritharan

DATE OF EXECUTION BY EMPLOYEE:	AGREED TO AND ACCEPTED BY:

July 7, 2008	/s/Terry C. Black

TERRY C. BLACK

EXECUTION WITNESSED BY:

/s/ Varnesh Sritharan

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
DATATRAK INTERNATIONAL, INC.

July 7, 2008	BY:	/s/Dr. Jeffrey A. Green

	TITLE:	Chief Executive Officer

EXECUTION WITNESSED BY:
/s/ Varnesh Sritharan